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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             ----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               ----------------------------
/ / Check this box if no                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB Number:       3235-0287
    longer subject to                                                                                   Expires: January 31, 2005
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
    continue.  SEE                       Section 30(h) of the Investment Company Act of 1940           ----------------------------
    Instruction 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
Owen              John                          JetBlue Airways Corporation (JBLU)             ----                 ----
-------------------------------------------- ------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below)
                                                Person, if an entity
JetBlue Airways Corporation                     (voluntary)                March 10, 2003
118-29 Queens Blvd.
--------------------------------------------    ---------------------      ------------------ -------------------------------------
                  (Street)                                              5. If Amendment,      7. Individual or Joint/Group Filing
                                                                           Date of Original       (Check Applicable Line)
                                                                           (Month/Day/Year)    X Form filed by One Reporting Person
                                                                                              ---
                                                                                              ___Form filed by More than One
Forest Hills     New York           11375                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or        ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)

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Common Stock     3/10/03     3/10/03       S(1)            3,150      D      $25.30      536,220            I          By Trust (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.* If this form is
filed by more than one reporting person, see Instruction 4(b)(v).


                                 PERSONS WHO ARE TO RESPOND TO THE COLLECTION
                                 OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                 (Over)
                                                                 SEC 1474 (9-02)

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FORM 4 (CONTINUED)

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                            TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities:       Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
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Explanation of Responses: (1) These shares were sold in compliance with a qualified selling plan adopted by the John D. Owen and Laura C. Owen
Community Property Trust pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended. (2) These shares are held by the John D. Owen and Laura C. Owen Community Property Trust. The
reporting person is a trustee and beneficiary of the trust.




                                           3/10/03
    -----------------------------------  -----------
      **Signature of Reporting Person       Date


    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, SEE Instruction 6 for procedure.

    Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

http://www.sec.gov/division/corpfin/forms/form4.htm
LAST UPDATE: 09/05/2002

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